SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934

                   Fisher Scientific International Inc.
                                (Name of Issuer)

                    Common Stock $0.01 par value per share
                       (Title of Class of Securities)

                                  338032 20 4
                    (CUSIP Number of Class of Securities)

                         Todd M. DuChene, Esq.
                  Fisher Scientific International Inc.
                              Liberty Lane
                           Hampton, NH 03842
                             (603) 925-5911
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               January 21, 1998
                         (Date of Event which Requires
                           Filing of this Statement)

            If the filing person has previously filed a statement on
            Schedule 13G to report the acquisition which is the
            subject of this Statement because of Rule 13d-1(b)(3) or
            (4), check the following:               ( )

           Check the following box if a fee is being paid with this
           Statement:                               ( )

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Paul M. Montrone
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        368,777 (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          368,777 (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 368,777 (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             4.5%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Paul M. Meister
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        236,608 (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          236,608 (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,608 (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             2.9%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Denis N. Maiorani
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Anthony J. Fazzini
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Steven Shulman
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Kevin P. Clark
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John Sasso
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Paul F. Patek
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Robert J. Forte
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Todd M. DuChene
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas Rea
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Jeffrey G. Gleason
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Lee Hood
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas William Baugh
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas Evangelisa
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael S. Varty
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Robert Lazano
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Charles V. Wozniak
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Richard Horner
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Neil J. Perlman
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                J. Michael Brown
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael D. Toner
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Steven C. Smith
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Frederick Von Rein
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce H. Nemec
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Richard J. Thompson
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Cory L. Stevenson
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael S. Daigle
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas C. Shields
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joseph P. Bolduc
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Richard A. Lukianuk
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Donald C. Mueller
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ravindran Govindan
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                J. Bradley Mahood
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John M. Sikora
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Richard D. Federico
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Aiden Harney
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gary B. Holcomb
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas Schroeder
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Philip Kneisel
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joyce Papa
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael J. Harper
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Brian T. Olsavsky
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                James P. Whelan
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael J. Czajkowski
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bradford L. Donovan
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Fernando H. M. Claudio
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ronald Neiger
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Albert E. Strausser
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                A. Christian Muns
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Jeffrey C. Yehle
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                David Topetcher
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Tony Zigrossi
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Davis Lacina
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Anthony David Matthews
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Charles Rohlmeier
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                James A. Maynard
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael Cardone
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas E. Mahone
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Douglas J. Dows
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Linda Borek
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Kenneth J. Hessler
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Carolyn J. Miller
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Michael P. Caffrey
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Carlton G. Stott
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Louis J. D'Angelo
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                         less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John H. Freund
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Robert Kovar
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                         less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Paul Descheneaux
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Frank Bauermeister
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Kevin Mulvihill
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
            less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John Daniels
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                       less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                James Lindenfeld
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Khoon Huat Law
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory Sargen
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________

                              SCHEDULE 13D

      CUSIP No. 338032 20 4
      _________________________________________________________________
      (1)  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Christine Ebken
      _________________________________________________________________
      (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                            (a)  ( )
                                                            (b)  (x)
      _________________________________________________________________
      (3)  SEC USE ONLY

      _________________________________________________________________
      (4)  SOURCE OF FUNDS
                OO
      _________________________________________________________________
      (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                    (  )

      __________________________________________________________________
      (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
      _________________________________________________________________
                                      (7)  SOLE VOTING POWER
            NUMBER OF                        less than 1% (See Item 5)
             SHARES                 ___________________________________
          BENEFICIALLY                (8)  SHARED VOTING POWER
            OWNED BY                         0
              EACH                  ___________________________________
            REPORTING                 (9)  SOLE DISPOSITIVE POWER
             PERSON                          less than 1% (See Item 5)
              WITH                  ___________________________________
                                     (10)  SHARED DISPOSITIVE POWER
                                             0
      _________________________________________________________________
      (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON less than 1% (See Item 5)
      _________________________________________________________________
      (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
           SHARES                                      ( )

      _________________________________________________________________
      (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
             less than 1%
      _________________________________________________________________
      (14) TYPE OF REPORTING PERSON

                IN
      _________________________________________________________________



                                                           Schedule 13D
           Item 1.  Security and Issuer

           The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares") of Fisher Scientific International Inc., a Delaware corporation ("Fisher"). The principal executive offices of Fisher are located at Liberty Lane, Hampton, New Hampshire 03842.

           Item 2.  Identity and Background.

 (a) - (c) and (f)

           This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Paul M. Montrone, (2) Paul M. Meister (together with Mr. Montrone, the "Management Directors") and (3) certain other management stockholders of Fisher (the "Additional Management Investors" and, together with the Management Directors, the "Management Investors"), whose names are set forth on Schedule A attached hereto.

           The address of each of the Reporting Persons is c/o Fisher Scientific International Inc., Liberty Lane, Hampton, New Hampshire 03842.

           Attached as Schedule A to this Schedule 13D is information concerning the Reporting Persons which is required to be disclosed in response to Item 2 and General Instruction C to Schedule 13D.

 (d) and (e)

           None of the Reporting Persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

           None of the Reporting Persons has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which he or she was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

           Item 3.  Source and Amount of Funds or Other Consideration.

           The beneficial ownership of the Shares held by each of the Reporting Persons is comprised of direct beneficial ownership of Shares which such Reporting Persons acquired (i) prior to the Merger (as defined in Item 4) or (ii) as a consequence of the conversion of preexisting options into Shares at the time of the Merger.

           The foregoing response to this Item 3 is qualified in its entirety by reference to the Merger Agreement, the full text of which is filed as Exhibit 2 hereto and incorporated herein by this reference.

           Item 4.  Purpose of Transactions.

           Each of the Reporting Persons have acquired beneficial ownership of the Shares for general investment purposes and retain the right to change their investment intent.


           Except as set forth herein, the Reporting Persons do not have any plans or proposals which would relate to or result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of
 Schedule 13D.

           On August 7, 1997, Fisher and FSI Merger Corp. ("FSI"), a Delaware corporation that, as of August 4, 1997, was wholly-owned by Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership ("Equity Fund III"), entered into an Agreement and Plan of Merger (as amended and restated on September 11 and November 14, 1997, and amended on January 16, 1998, the "Merger Agreement," filed hereto and made a part hereof as Exhibit 2). The Merger Agreement provides, among other things, for the merger of FSI with and into Fisher (the "Merger"), with Fisher as the surviving corporation (the "Surviving Corporation").
 From and after the Effective Time (as defined below), the Surviving Corporation shall possess all the rights, privileges, powers and franchises and shall be subject to all of the restrictions, disabilities and duties of Fisher and FSI, all as provided under Delaware law.

           The transactions contemplated by the Merger Agreement were approved by the stockholders of Fisher on January 16, 1998 and were consummated on January 21, 1998. Pursuant to the terms of the Merger Agreement, on January 21, 1998 (the "Closing Date"), Fisher filed a Certificate of Merger with the Secretary of the State of Delaware, and the Merger was effective as of the filing of such certificate (the "Effective Time"). Holders of outstanding Shares at the Effective Time elected to retain 4,298,358 Shares in the Merger. Because no more than 746,114 Shares could be retained in the Merger, the 4,298,358 Shares elected to be retained were subject to proration and each elected Share was converted into .173581167 retained Shares. All remaining Shares outstanding at the Effective Time, including the 3,552,244 Shares elected to be retained but which were subject to proration, were converted into the right to receive $48.25 per share in cash. As provided in the Merger Agreement, the Management Investors elected to retain an additional 228,857 Shares (the "Management Shares") and elected to convert at the Effective Time outstanding options into an additional 602,264 Shares.

           Also, members of Fisher management were granted options to purchase up to 1,653,322 Shares at exercise prices ranging from $48.25 per share to $144.75 per share.

           In connection therewith, Fisher; the Management Investors; Equity Fund III, Thomas H. Lee Foreign Fund III, L.P., THL FSI Equity Investors, L.P., THL-CCI Limited Partnership, Thomas H. Lee Equity Advisors III Limited Partnership, THL Equity Trust III, THL Investment Management Corp., certain persons affiliated with Thomas H. Lee Company (collectively, the "THL Entities"); DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ ESC II, L.P., DLJ First ESC, L.P. (collectively, the "DLJMB Funds"); Chase Equity Associates, L.P. ("Chase"); ML IBK Positions, Inc., KECALP Inc. and Merrill Lynch KECALP L.P. 1997 (collectively, "Merrill Lynch" and, together with the DLJMB Funds and Chase, the "Institutional Investors") (the Institutional Investors together with the THL Entities, the "Equity Investors") have entered into an Investors' Agreement dated as of January 21, 1998 (the "Investors' Agreement") (filed hereto and made a part hereof as Exhibit
 3). The Investors' Agreement and the Merger Agreement are sometimes referred to herein as the "Agreements."

           Pursuant to the Investors' Agreement, the Board of Directors of Fisher will comprise at least ten and no more than eleven members, seven of which will be nominated by Equity Fund III, one of which will be nominated by DLJ Merchant Banking Partners II, L.P., one of which will be Paul M. Montrone and one of which will be Paul M. Meister. Further, at least two of the members shall not be "Affiliates" or "Associates" of any party to the Investors' Agreement within the meaning of Rule 12b-2 under the Exchange Act. Each of the parties to the Investors' Agreement entitled to vote for the election of directors has agreed to vote its shares of Fisher in favor of the persons so nominated or designated, provided that none of the parties will be required to vote for another party's nominee or a Management Director, as it were, if the number of Shares beneficially held by the person or group making the nomination or by such Management Director is less than 10% of such person's or group's or such Management Director's Initial Ownership (defined as the number of shares of Equity Securities (as defined in the Investors' Agreement) beneficially owned, including any rights to acquire such shares, by such person or group or the Management Directors, as of the date of the Investors' Agreement).

           Following the Effective Time, the Board of Directors currently consists of Messrs. Scott M. Sperling, Anthony J. DiNovi, David V. Harkins and Kent R. Weldon, who are affiliates of one or more of the THL Entities; Messrs. Michael D. Dingman, Paul M. Montrone and Robert A. Day, each of whom was a member of the Board of Directors prior to the Effective Time; and Messrs. Paul M. Meister and Mitchell
 J. Blutt.  One seat on the Board is currently vacant.

           Pursuant to the Investors' Agreement, each of the Institutional Investors and the Management Investors may transfer shares to certain persons and entities represented as Permitted Transferees (as defined in the Investors' Agreement) and, otherwise, only as follows: (i) pursuant to the Tag-Along Rights described below;
 (ii) pursuant to the Drag-Along Rights described below; (iii) pursuant to the exercise of the Registration Rights described below; and (iv) in a transfer of shares of a class of equity securities made after an initial public offering in compliance with Rule 144 under the Securities Act of 1933, as amended, in an amount not in excess of (A) the aggregate number of shares of such class transferred by the THL Entities, multiplied by (B) such Investor's Initial Ownership (as defined in the Investors' Agreement) of such class divided by the Initial Ownership of Equity Fund III of such class.

           In addition, as to any Institutional Investor and its Permitted Transferees, Shares will be freely transferable (i) at the earlier of (A) the date on which the ownership of such Institutional Investor and its Permitted Transferees falls below 25% of its Initial Ownership and (B) seven years after the Closing Date; provided that no such transfer may be made to any Adverse Person (defined as any person reasonably determined by the Board of Directors to be a competitor or potential competitor of Fisher).

           In addition, as to any Management Investor and its Permitted Transferees, shares will be freely transferable (i) to another
 Management Investor, (ii) ten years after the Closing Date, or (iii) in a Qualifying Public Offering (as defined below), provided that no such transfer may be made to any Adverse Person.

           The Investors' Agreement provides that if the THL Entities propose to sell shares of a class of Fisher equity securities, the other parties to the Investors' Agreement will have the right to participate in the sale ("Tag-Along Rights"), provided that no such rights shall apply (i) in public offerings, (ii) to sales to THL Designated Transferees (as defined in the Investors' Agreement) or
 (iii) to sales of up to 5% in the aggregate of the Initial Ownership by the THL Entities of such class of equity securities. If Tag-Along Rights apply, the THL Entities will provide notice to the Institutional and Management Investors of the terms and conditions of the proposed sale and offer each such Shareholder the opportunity to participate.
 If the number of shares that the THL Entities and the Institutional and Management Investors propose to sell exceeds the number that can be sold on the terms and conditions proposed by the buyer, the THL Entities and each other shareholder who has exercised Tag-Along Rights will be entitled to sell up to his or her proportionate share of the sale, referred to in the Investors' Agreement as the "Tag-Along Portion." To the extent any shareholder declines its Tag-Along Portion, the THL Entities shall be entitled to sell their own shares in lieu of such shareholder. Equity Fund III may sell, on behalf of the THL Entities and the Institutional and Management Investors who have exercised Tag-Along Rights, their shares on substantially the same terms and conditions set forth in the notice within 120 days of the date all Tag-Along Rights are waived, exercised or expire.

           The Investors' Agreement contemplates that if (i) the THL Entities propose to sell not less than 50% or more of their Initial Ownership of Common Stock (as defined in the Investors' Agreement) in a bona fide third party sale, or (ii) the THL Entities propose a sale in which the Common Stock to be sold by the parties to the Investors' Agreement constitute more than 50% of the outstanding shares of Common Stock, then Equity Fund III may, at its sole discretion, compel all parties to the Investors' Agreement to participate in the sale with respect to their proportionate share of the amount of Fisher Common Stock proposed to be sold, referred to in the Investors' Agreement as the "Drag-Along Portion," for the same consideration and otherwise on the same terms and conditions as the THL Entities ("Drag-Along Rights"). The Management Directors have the right to require that all of their shares be purchased by the buyer or the other parties to the Investors' Agreement, at Equity Fund III's option, as a condition to consummation of the sale. Shareholders other than the THL Entities ("Non-THL Shareholders") have the right to refuse to participate in such a sale if the sale terms contain a provision which materially and adversely affects their ability to compete in any line of business or geographic area; should any shareholder refuse, the THL Entities may cause such shareholder to sell its proportionate share of equity securities to the THL Entities.

           In the event that Fisher shall issue equity securities after the date of the Investors' Agreement and prior to any registered public offering of Fisher common stock yielding aggregate gross proceeds of at least $50,000,000 ("Qualified Public Offering"), the THL Entities and each of the Management Investors shall be entitled to purchase their pro rata portion of Initial Ownership of such offering of equity securities ("Preemptive Rights"). In the event that Fisher shall issue equity securities after a Qualified Public Offering to any third party, including any shareholder, the THL Entities shall be entitled to purchase the THL Entities' pro rata portion of the equity securities being offered. In the event the THL Entities propose to purchase any new equity securities being issued by Fisher (including as described in the preceding two sentences), prior to a Qualified Public Offering each Institutional Investor, and following a Qualified Public Offering any Non-THL Shareholder, shall be entitled to purchase, at the same price and on the same terms as the THL Entities, each of their proportionate share of such new securities, referred to in the Investors' Agreement as the "Preemptive Rights Portion." The THL Entities shall have the right to purchase, or designate any other Fisher shareholders to purchase, any equity securities with respect to which other Fisher shareholders have not exercised their Preemptive Rights.

           To the extent that the THL Entities shall acquire any equity securities from any person other than the parties to the Investors' Agreement, certain other investors shall have the right to acquire their proportionate share of such equity securities to be acquired by the THL Entities, referred to in the Investors' Agreement as the "Third Party Purchase Portion."

           Until the earlier of (A) January 21, 2005 or (B) the date on which at least 40% of the Common Stock on a Fully Diluted basis (as defined in the Investors' Agreement) is held by persons other than the parties to the Investors' Agreement, no Institutional or Management Investor may acquire Fisher equity securities except by exercising its Preemptive Rights or as otherwise permitted under the Investors' Agreement.

           Under the Investors' Agreement, the THL Entities may require that Fisher register for sale its shares of equity securities, such registration which shall not be effected more than six times. After Fisher has effected two such demands for registration by the THL Entities, the Institutional Investors may require that Fisher register its shares, such registration which shall not be effected more than once. After the transfer of shares of common stock exceeding 20% of the pro rata share of common stock initially held by all of the Equity Investors, the Management Directors may require that Fisher register their shares, such registration which shall not be effected more than three times. If Fisher proposes to register equity securities under the Securities Act, as amended, in connection with a public offering, it shall offer all shareholders the opportunity to include in such registration statement such number of shares of common stock as each such shareholder may request. All such rights of registration ("Registration Rights") are subject to certain other customary terms and conditions, including provisions relating to cutbacks, holdbacks and indemnification.

           Additionally, the Investors' Agreement provides that the parties thereto must maintain certain levels of confidentiality and "ethical walls" with respect to certain Fisher-related information received on a confidential basis. Fisher, for its part, shall not enter into any agreements with any shareholders or prospective shareholders to the extent such agreements would conflict with the Registration Rights or reduce the amount of Registrable Securities (as defined in the Investors' Agreement), or otherwise on terms more favorable than in the Investors' Agreement. Also, Fisher shall take certain actions reasonably requested by certain parties subject to Regulation Y or Regulation K of the Federal Reserve Board in connection with the compliance by those parties with such regulations.

           Each of the Agreements is filed as an exhibit to this
 Schedule 13D and is incorporated herein by reference. The foregoing descriptions of the Agreements are not intended to be complete and are qualified in their entirety by reference to such exhibits.

           Item 5.  Interest in Securities of the Issuer.

 (a) and (b)

           By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may be deemed to share voting and dispositive power with respect to over 5,922,111 (77.4%) of the outstanding Shares of Fisher as of January 21, 1998 (assuming exercise of their Warrants). Each of the Reporting Persons expressly disclaims the existence of such shared power.

           By virtue of the Investors' Agreement, the THL Entities, the Institutional Investors (except for Chase) and the Management Investors may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Shares beneficially owned by the members of the group as a whole (collectively, the "Investors' Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those Investors' Shares held by any other members of such group.

           The Reporting Persons may together constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Shares beneficially owned by the members of the group as a whole (collectively, the "Management Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of those Management Shares held by any other members of such group.

           Paul M. Montrone possesses direct beneficial ownership of 368,777 Shares, representing approximately 5.1% of the outstanding Shares as of January 21, 1998 (the "Outstanding Shares"). Mr. Montrone has, subject to the Agreements, sole voting and sole dispositive power with respect to such Shares.

           Paul M. Meister possesses direct beneficial ownership of 236,608 Shares, representing approximately 3.3% of the Outstanding Shares. Mr. Meister has, subject to the Agreements, sole voting and sole dispositive power with respect to such Shares.

           Each of the Additional Management Investors possesses direct beneficial ownership of less than 1% of the Outstanding Shares. Each of the Additional Management Investors has, subject to the Agreements, sole voting and sole dispositive power with respect to such Shares.

           Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the Shares other than those which such Reporting Person acquired prior to the Merger, upon exercise of his or her options at the Effective Time or otherwise pursuant to the Agreements.

 (c) The responses to Items 3 and 4 of this Schedule 13D are incorporated herein.

 (d)       Not applicable.

 (e)       Not applicable.

           Item 6.  Contracts, Arrangements, Understandings or
 Relationships with Respect to Securities of the Issuer.

           The responses to Items 3, 4, and 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

           Except for the agreements described in the response to Item 4, to the best of knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Fisher, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, put or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

           Item 7.  Material to be Filed as Exhibits.

           Exhibit 1: *Joint Filing Agreement dated as of February 2, 1998 among the Reporting Persons.

           Exhibit 2: Second Amended and Restated Agreement and Plan of Merger dated as of November 14, 1997, as amended, between Fisher and FSI Merger Corp. (previously filed as Exhibit
                               2.1 to the Registration Statement on Form
                               S-4 (Registration No. 333-42777), filed
                               with the Securities and Exchange
                               Commission on December 19, 1997 and
                               incorporated herein by reference
                               thereto).

           Exhibit 3: Investors' Agreement dated as of January 21, 1998 among Fisher, the THL Entities, the Institutional Investors and the Management Investors (previously filed as
                               Exhibit 10.22 to the Post-Effective
                               Amendment No. 1 to the Form S-4, filed
                               with the Securities and Exchange
                               Commission on February 2, 1998 and
                               incorporated herein by reference
                               thereto).

           Exhibit 4: *Power of Attorney dated as of February 2, 1998 granted by the Additional
                               Management Investors in favor of the
                               Management Directors.

           *Filed herewith.

                               SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

           IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the 2nd day of February, 1998.



                                   By:/s/ Paul M. Montrone
                                      ----------------------------
                                      Name:   Paul M. Montrone



                                   By:/s/ Paul M. Meister
                                      ----------------------------
                                      Name:   Paul M. Meister




                                    ADDITIONAL MANAGEMENT INVESTORS
                                    as listed on Schedule A
                                    to Schedule 13D, pursuant to
                                    powers of attorney executed
                                    in favor of and granted and
                                    delivered to Paul M. Montrone
                                    and Paul M. Meister

                                    By:  Paul M. Meister
                                         Attorney-in-fact for all
                                         Additional Management Investors


                                    By: /s/ Paul M. Meister
                                      ---------------------------------
                                       Name:  Paul M. Meister



                                   Schedule A

                                REPORTING PERSONS

           Except as otherwise indicated, each of the following individuals is employed by Fisher Scientific International Inc. ("Fisher") or an affiliate or subsidiary thereof, which address is located at Liberty Lane, Hampton, NH 03842, and is a citizen of the United States.

           The following are various affiliates or subsidiaries of Fisher which employ individuals below: Fisher Scientific Company LLC, a Delaware limited liability company ("FSC"); Unikix, a division of FSC; Fisher Technology Group Inc., a Delaware corporation ("FTG"); Fisher Hamilton Inc., a Delaware corporation ("Fisher Hamilton"); Fisher Scientific Worldwide Inc., a Delaware corporation ("Fisher Worldwide"); Fisher Germany, a German corporation ("Fisher Germany"); Fisher Singapore Pte Ltd, a Singapore corporation; and Fisher Scientific U.K. Limited, a United Kingdom corporation ("Fisher UK").


      Name                     Position              Non-U.S.
                                                   Citizenship

 Paul M. Montrone              Director, Fisher

 Paul M. Meister               Director, Senior Vice
                               President - Chief
                               Financial Officer
                               and Treasurer

 Dennis N. Maiorani            President,
                               Fisher Worldwide

 Anthony J. Fazzini            Vice President,
                               FSC

 Steven Shulman                Consultant

 Kevin P. Clark                Vice President,
                               Fisher

 John Sasso                    Consultant

 Paul F. Patek                 Vice President,
                               FSC

 Robert J. Forte               Vice President,
                               FSC

 Todd M. DuChene               Vice President,
                               General Counsel,
                               Fisher

 Thomas Rea                    Vice President,
                               FSC

 Jeffrey G. Gleason            Vice President,
                               FSC

 Lee Hood                      Consultant

 Thomas William Baugh          Vice President,
                               FSC

 Thomas Evangelisa             Manager, FTG

 Michael S. Varty              Vice President,
                               FSC

 Robert Lazano                 Regional Vice
                               President, FSC

 Charles V. Wozniak            Vice President,
                               FSC

 Richard Horner                Regional Vice
                               President, FSC

 Neil J. Perlman               Vice President,
                               FSC

 J. Michael Brown              President, Fisher
                               Hamilton

 Michael D. Toner              Manager, FSC

 Steven C. Smith               Vice President,
                               FSC

 Frederick Von Rein            Vice President,
                               FSC

 Bruce H. Nemec                Vice President,
                               FSC

 Richard J. Thompson           Manager, FSC

 Cory L. Stevenson             Manager, Fisher
                               Hamilton

 Michael S. Daigle             Manager, Fisher

 Thomas C. Shields             Vice President,
                               FSC

 Joseph P. Bolduc              Chief Information
                               Officer, FSC

 Richard A. Lukianuk           Vice President,
                               Fisher Worldwide

 Donald C. Mueller             Manager, Fisher

 Ravindran Govindan            President, Fisher        Singapore
                               Singapore

 J. Bradley Mahood             Manager, FSC

 John M. Sikora                Manager, FTG

 Richard D. Federico           Vice President,
                               FSC

 Aiden Harney                  Vice President,
                               FTG

 Gary B. Holcomb               Vice President,
                               FSC

 Thomas Schroeder              Vice President,
                               FSC

 Philip Kneisel                Regional Vice
                               President, FSC

 Joyce Papa                    Manager, FSC

 Michael J. Harper             Vice President,
                               Fisher Worldwide

 Brian T. Olsavsky             Vice President,
                               FSC

 James P. Whelan               Vice President,
                               FSC

 Michael J. Czajkowski         Vice President,
                               FSC

 Bradford L. Donovan           Vice President,
                               FSC

 Fernando H. M. Claudio        Manager, FSC

 Ronald Neiger                 Manager, Fisher UK       United Kingdom

 Albert Strausser              Manager, Fisher
                               Hamilton

 A. Christian Muns             Manager, FSC

 Jeffrey C. Yehle              Manager, Fisher

 David Topetcher               Regional Vice
                               President, FSC

 Tony Zigrossi                 Manager, FSC

 Davis Lacina                  Manager, Unikix

 Anthony David Matthews        Manager, Unikix

 Charles Rohlmeier             Manager, FSC

 James A. Maynard              Manager, FSC

 Michael Cardone               Vice President,
                               FSC

 Thomas E. Mahone              Regional Vice
                               President, FSC

 Douglas J. Dowd               Regional Vice
                               President, FSC

 Linda Borek                   Vice President,
                               FSC

 Kenneth J. Hessler            Vice President,
                               Fisher Hamilton

 Carolyn J. Miller             Manager, Fisher

 Michael P. Caffrey            Vice President, FSC

 Carlton G. Stott              Regional Vice
                               President, FSC

 Louis J. D'Angelo             Manager, FSC

 John H. Freund                Manager, Fisher
                               Worldwide

 Robert Kovar                  Manager, FSC

 Paul Descheneaux              Manager, FSC

 Frank Bauermeister            President, Fisher        Germany
                               Germany

 Kevin Mulvihill               Regional Vice
                               President, FSC

 John Daniels                  Vice President,
                               FSC

 James Lindenfeld              Vice President,
                               FSC

 Khoon Huat Law                Manager, Fisher          Singapore
                               Singapore

 Gregory Sargen                Vice President, FSC

 Christine Ebken               Vice President,
                               FTG